UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 7, 2012

HEALTH ENHANCEMENT PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-30415	87-0699977
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7 West Square Lake Rd., Bloomfield Hills, Michigan	48302
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(248) 452-9866

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; compensatory Arrangements of Certain Officers

On June 7, 2012, Brian Young was appointed to the Board of Directors of the Registrant, to serve in such capacity until his until his successor is appointed and qualified or until his earlier resignation or removal.

As compensation for serving as a member of the board of directors of the Registrant, Mr. Young will receive $10,000 for each annual term served, paid quarterly, and upon his joining the Board he received a warrant to purchase 50,000 shares of common stock (vested quarterly) at an exercise price of $.12 per share with a term of three years.

Mr. Young is a technology start up specialist with over 20 years of experience.  He has a solid track record of successful technology ventures and is a specialist in accelerating the growth of early stage companies.  Mr. Young founded MuniCommerce, a global transaction services provider; Hampton Technology Ventures, an early stage technology investor and Thor Technologies, a leading access rights management provider.  At Thor Technologies, Mr. Young lead the company through three rounds of venture capital financing and its eventual sale to Oracle.  Prior to Thor, Mr. Young was a technology consultant to clients including Winstar, Teligent, MCI and Johnson & Higgins.  Mr. Young holds a B.A. degree in Accounting Information Systems from Pace University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH ENHANCEMENT PRODUCTS, INC.

Date:  June 11, 2012

By: /s/ PHILIP M, RICE II

Philip M. Rice, II, Chief Financial Officer

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